Exhibit 99.1

FOR IMMEDIATE RELEASE


NEWS RELEASE
Triad Guaranty Inc.
NASDAQ Symbol: TGIC
www.triadguaranty.com
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Contact:   Mark K. Tonnesen
           President and Chief Executive Officer
           800-451-4872 ext. 1101
           mtonnesen@tgic.com
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                         TRIAD GUARANTY HIRES VAN FLEET
                 AS EXECUTIVE VICE PRESIDENT SALES AND MARKETING


WINSTON-SALEM, NC, March 20, 2007-- Triad Guaranty Inc. (NASDAQ: TGIC) announced that it has hired Bruce Van Fleet as Executive Vice President, Sales and Marketing, effective immediately. Mr. Van Fleet will report to Mark K. Tonnesen, President and Chief Executive Officer, Triad Guaranty Insurance Corporation.

Mr. Van Fleet will be responsible for setting the direction and managing all sales and marketing for Triad in support of its strategic and business objectives. He will have bottom line accountability for Triad's traditional lender business.

"Bruce is a veteran senior executive within the mortgage industry with a proven track record of exceeding sales objectives and developing self-sustaining organizations," stated Mr. Tonnesen. "He understands the industry dynamics, has solid relationships with key executives of the major lenders throughout the country and has the experience and leadership skills to insure we are successful. As a member of the Executive Committee he will work closely with the other senior managers of the company. I am excited to have Bruce join Triad and our Executive Team."

Mr. Van Fleet has over 30 years experience in the mortgage industry leading sales organizations and delivering exceptional results. Prior to joining Triad Guaranty Mr. Van Fleet was with Radian Guaranty Inc. where he held a variety of senior sales and operation management positions, most recently as Executive Vice President, Chief Sales Officer. Previously he was with Strategic Mortgage Services as Senior Vice President, Corporate Sales.

Mr. Van Fleet holds a Bachelor of Science degree in Business Administration from the University of South Florida.


Triad  Guaranty  Inc.' s  wholly  owned  subsidiary,  Triad  Guaranty  Insurance
Corporation, is a nationwide mortgage insurer providing credit enhancement solutions to its lender customers and the capital markets. This allows buyers to achieve homeownership sooner, facilitates the sale of mortgage loans in the secondary market and protects lenders from credit default-related expenses. For more information, please visit the company's web site at http://www.triadguaranty.com.
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